UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
 (Amendment No.   )

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☐            Definitive Proxy Statement

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☐            Soliciting Material Pursuant to § 240.14a-12

PRECISION CASTPARTS CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2

PRECISION CASTPARTS CORP.
4650 SW Macadam Avenue, Suite 400
 Portland, Oregon 97239

Supplement to the Notice of Annual Meeting and Proxy Statement
for the 2015 Annual Meeting of Shareholders

August 10, 2015

This proxy supplement, dated August 10, 2015 (the “Supplement”), supplements the proxy statement dated July 2, 2015 (the “Proxy Statement”) relating to the proxy being solicited by the Board of Directors of Precision Castparts Corp. (the “Company”) in connection with the Company’s 2015 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, August 11, 2015.

Withdrawal of Nominees for Election to the Board

On August 10, 2015, the Company announced that it has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Berkshire Hathaway Inc. (“Berkshire”), pursuant to which and subject to the conditions set forth therein, the Company will be acquired by Berkshire and each outstanding share of common stock of the Company will be converted into the right to receive $235 in cash.  In light of the announcement of the entry into the Merger Agreement, the three nominees who would have joined the Company’s Board of Directors if elected at the Company’s upcoming Annual Meeting of Shareholders, Peter B. Delaney, James F. Palmer and Janet C. Wolfenbarger, have withdrawn their candidacy.  None of Mr. Delaney, Mr. Palmer or Ms. Wolfenbarger currently serves on the Company’s Board of Directors and the Company does not intend to nominate replacement directors for election at the Annual Meeting in their place.

Other than Mr. Delaney, Mr. Palmer and Ms. Wolfenbarger, the nominees named in the Proxy Statement sent or made available to the Company’s shareholders, all of whom currently serve on the Company’s Board of Directors, intend to stand for election at the Annual Meeting. The form of proxy card included in the Company’s definitive proxy materials remains valid, notwithstanding the withdrawal of Mr. Delaney, Mr. Palmer and Ms. Wolfenbarger.  If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote.  Any votes that are or have been submitted with instruction to vote for all of the Board’s nominees will be voted only for the remaining seven nominees named in the Proxy Statement. Any votes that are or have been submitted with instruction to vote for Mr. Delaney, Mr. Palmer or Ms. Wolfenbarger will be disregarded.

Size of Board

The Company’s Bylaws provide that the size of the Board shall be determined from time to time by the Board of Directors and shall be comprised of no less than seven directors and no more than 12 directors. The size of the Board of Directors is currently fixed at eight directors. Since Mr. Delaney, Mr. Palmer and Ms. Wolfenbarger will no longer stand for election as directors and the Board does not intend to nominate replacement directors for election at the Annual Meeting, the Board of Directors has taken the necessary action to fix the size of the Board at seven directors, effective upon the retirement of Daniel J. Murphy at the conclusion of the Annual Meeting.

None of the other agenda items presented in the Proxy Statement are affected by this Supplement, and you should carefully review the Proxy Statement prior to voting your shares.

Adjournment of the Annual Meeting

Upon convening the Annual Meeting on August 11, 2015, the Company intends to adjourn the meeting, without conducting any business, to August 17, 2015 at 10:00 a.m., Pacific Time, in the Bella Vista Room of the Aquariva Restaurant, 0470 SW Hamilton Court, Portland, Oregon, to allow for the shareholders of the Company to consider the information contained in this Supplement.  Shareholders of record at the close of business on June 9, 2015 will remain entitled to vote at the adjourned Annual Meeting.  Any proxies that are or have been submitted will be voted at the adjourned Annual Meeting.